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                                                                       EXHIBIT 8


                       TABLE OF REGISTRANT'S SUBSIDIARIES

Currently, Chartered has five subsidiaries, the particulars of which are as follows:

Name of subsidiary                                      Country of              Date of         Proportion of ownership
                                                       incorporation         incorporation             interest

Chartered Silicon Partners Pte Ltd.                      Singapore             March 1997                51%
Chartered Semiconductor Manufacturing Inc.                 U.S.                June 1991                 100%
Chartered Semiconductor Japan Kabushiki Kaisha            Japan               October 2000               100%
Chartered Semiconductor Taiwan Ltd.                       Taiwan               August 2000               100%
Chartered Semiconductor Europe Ltd.                  England and Wales         March 2001                100%